Exhibit 99
Press Release dated January 25, 2010

United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK	Fax: 740/633-1448
We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	3:00 PM January 25, 2010
Subject:  United Bancorp, Inc. Reports Earnings of $0.63 per Share for the Year Ended December 31, 2009
MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $2,905,000 for the year ended December 31, 2009, compared to $3,759,000 for the year ended December 31, 2008, a decrease of 22.7%. On a per share basis, the Company’s diluted earnings were $0.63 for 2009, as compared to $0.82 for 2008, a decrease of 23.2%.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings in 2009 generated an annualized 0.64% return on average assets (“ROA”) and an 8.62% return on average equity (“ROE”), compared to 0.86% ROA and 11.33% ROE for 2008. Comparing the year ended December 31, 2009 to 2008, the Company’s net interest margin was 3.98% compared to 4.04%. Comparing the same periods, Service Charge Income on deposits increased $85,000. On the expense side, the Company’s 2009 earnings were affected by a period over period increase of $819,000 in FDIC Premiums; a $137,000 increase in our Provision for Loan Losses and an $86,000 write down in the Company’s servicing asset for its secondary fixed rate mortgage program, due to the current low interest rate environment and the related accelerating payoff of loan balances. The net after-tax per share impact of the additional FDIC Premiums expensed in 2009 is approximately $0.12 per share.” Greenwood continued, “As anticipated, the level of net loans charged off to average loans has increased from 0.37% for the year ended December 31, 2008 to 0.70% for the year ended December 31, 2009. The Company’s impaired loans decreased by approximately $2.8 million from December 31, 2008 to December 31, 2009. In addition, the specific allocated loan loss reserve for impaired loans decreased approximately $500,000 from December 31, 2008 to December 31, 2009. We believe the level of impaired loans have stabilized during the second half of 2009. Compared with December 31, 2008, the Company’s other real estate owned decreased approximately $29,000. We continue to work through these difficult times and are pleased that our earnings performance is solid to support the continued growth of the Company.”
James W. Everson, Chairman, President and Chief Executive Officer stated, “We are pleased with our earnings performance and risk management of the past year. In addition to meeting the FDIC premiums levied upon us, we were able to focus on improving our risk exposure in our loan portfolio. As previously reported, we never were a participant in sub-prime lending or derivative investing. This past year, while we wrote-off $1.7 million in loans impacted by current economic conditions we generated sufficient earnings to cover our costs associated with the three recently acquired banking offices from the FDIC and supported an increase in our cash dividend payment.” Everson concluded by stating, “Our 2010 Budget Process is projecting another positive year of earnings that supports our recently announced capital expenditure programs which include the replacement of our core processing systems and the construction of a new banking center in Tiltonsville, OH, both of which we project to be completed in the third quarter of this year. Despite the continuing media reports of trouble within our economy impacting business, manufacturing and financial sector performance, we are preparing for our future which we forecast to be exciting and rewarding.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $446.5 million and total shareholder’s equity of approximately $35.0 million as of December 31, 2009. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

For the Three Months Ended December 31,	%
2009	2008	Change

Earnings
Total interest income	$5,740,265	$6,254,825	-8.23%
Total interest expense	1,953,623	2,244,183	-12.95%

Net interest income	3,786,642	4,010,642	-5.59%
Provision for loan losses	329,018	300,912	9.34%
Net interest income after provision for loan losses	3,457,624	3,709,730	-6.80%
Service charges on deposit accounts	510,466	586,260	-12.93%
Net realized gains of sales on securities	128,873	—	N/A
Net realized gains on sale of loans	23,396	2,617	794.00%
Net realized gains on sale of other real estate and repossessions	17,907	67,358	-73.42%
Other noninterest income	185,026	158,559	16.69%
Total noninterest income	865,668	814,794	6.24%
FDIC Insurance Premium	183,330	17,555
Noninterest expense (excluding FDIC Indurance Premium)	3,359,954	3,380,856	-0.62%
Income tax expense	105,084	191,593	-45.15%

Net income	$674,924	$934,520	-27.78%
Per share
Earnings per common share — Basic	$0.15	$0.20	-25.00%
Earnings per common share — Diluted	0.15	0.20	-25.00%
Cash Dividends paid	0.14	0.14	0.00%
Shares Outstanding
Average — Basic	4,635,487	4,608,545	—
Average — Diluted	4,635,555	4,608,545	—

For the Year Ended December 31,	%
2009	2008	Change
Earnings
Total interest income	$23,354,885	$25,715,209	-9.18%
Total interest expense	8,064,768	10,251,384	-21.33%

Net interest income	15,290,117	15,463,825	-1.12%
Provision for loan losses	1,325,052	1,188,270	11.51%
Net interest income after provision for loan losses	13,965,065	14,275,555	-2.17%
Service charges on deposit accounts	2,189,273	2,103,993	4.05%
Net realized gains (losses) of sales on securities	154,342	(14,177)	-1188.68%
Net realized gains on sale of loans	129,221	84,901	52.20%
Net realized gains on sale of other real estate and repossessions	105,025	79,166	32.66%
Other noninterest income	718,469	812,986	-11.63%
Total noninterest income	3,296,330	3,066,869	7.48%
FDIC Insurance Premium	866,330	47,555	1721.74%
Noninterest expense (excluding FDIC Indurance Premium)	12,973,121	12,580,035	3.12%
Income tax expense	516,524	955,700	-45.95%

Net income	$2,905,420	$3,759,134	-22.71%
Per share
Earnings per common share — Basic	$0.63	$0.82	-23.17%
Earnings per common share — Diluted	0.63	0.82	-23.17%
Cash Dividends paid	0.56	0.54	3.70%
Book value (end of period)	7.53	7.35	2.45%
Shares Outstanding
Average — Basic	4,631,066	4,600,998	—
Average — Diluted	4,631,134	4,600,998	—
At year end
Total assets	$446,537,296	$441,804,172	1.07%
Total assets (average)	450,573,000	434,717,000	3.65%
Other real estate and repossessions	1,378,256	1,407,491	-2.08%
Gross loans	257,725,673	238,219,040	8.19%
Allowance for loan losses	2,390,015	2,770,360	-13.73%
Net loans	255,335,658	235,448,680	8.45%
Net loans charged off	1,705,000	865,000	97.11%
Non-performing loans	5,426,000	5,389,000	0.69%
Average loans	243,599,000	235,670,000	3.36%
Federal Funds Sold	15,000,000	19,180,000	-21.79%
Certificate of Deposits in other Financial Institutions	17,575,397	—	N/A
Securities and other restricted stock	115,671,656	149,912,873	-22.84%
Shareholders’ equity	35,019,133	33,904,759	3.29%
Shareholders’ equity (average)	33,690,000	33,184,000	1.52%
Stock data
Market value — last close (end of period)	$8.53	$10.00	-14.70%
Dividend payout ratio	88.89%	65.85%	34.98%
Price earnings ratio	13.54	x	12.20	x	11.03%
Key performance ratios
Return on average assets (ROA)	0.64%	0.86%	-0.22%
Return on average equity (ROE)	8.62%	11.33%	-2.71%
Net interest margin (Federal tax equivalent)	3.98%	4.04%	-0.06%
Interest expense to average assets	1.79%	2.36%	-0.57%
Total allowance for loan losses to nonperforming loans	44.05%	51.41%	-7.36%
Total allowance for loan losses to total loans	0.93%	1.16%	-0.23%
Nonperforming loans to total loans	2.11%	2.26%	-0.15%
Nonperforming assets to total assets	1.52%	1.54%	-0.01%
Net charge-offs to average loans	0.70%	0.37%	0.33%
Equity to assets at period end	7.84%	7.67%	0.12%